UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 28, 2006

HOUSERAISING, INC.

(Exact name of Registrant as specified in its charter)

North Carolina

(State of Other Jurisdiction of Incorporation)

000-50701

(Commission File Number)

56-2253025

(I.R.S. Employer Identification No.)

4801 East Independence Boulevard, Suite 201
Charlotte, North Carolina 28212

(Address of Principal Executive Offices, including ZIP Code)

704-532-2121

(Registrant’s telephone number, including area code)

This Current Report on Form 8-K is filed by HouseRaising, Inc., a North Carolina corporation (the “Registrant”), in connection with the matters described herein.

Item 1.01. Entry into a Material Definitive Agreement.

On June 28, 2006, the Registrant and SunTrust Mortgage (“SunTrust Mortgage”) entered into a Strategic Agreement pursuant to which SunTrust will be the mortgage lender of choice to the Registrant for the making and/or refinancing of construction loans in connection with the building of custom homes for the Registrant’s customers and for the making of permanent residential mortgage loans in connection with the financing of those homes. In addition, the Registrant will provide selected marketing services to Sun Trust Mortgage related to the co-marketing arrangement In return, SunTrust has agreed to develop a fixed rate product for qualifying customers of the Registrant and has granted the Registrant a non-exclusive license to use the SunTrust name and logo in the Registrant’s advertising for the purpose of indicating the availability of loan financing by SunTrust to qualified applicants. In addition, SunTrust has agreed to identify and/or create a group of SunTrust employees who will be tasked with assisting the Registrant’s sales staff in providing Registrant’s customers with all aspects of the mortgage loan process.

Under the Strategic Agreement, the Registrant is responsible for, among other things, paying for marketing, services and goods related to the Strategic Agreement and SunTrust, in return, will compensate Registrant with a nominal amount equivalent to the fair market value of such marketing, services and goods.

The Strategic Agreement commences on the effective date and will continue thereafter in six (6) month increments, subject to termination by either party, with or without cause, upon delivery of thirty (30) days written notice to the other party.

Each party to the Strategic Agreement has agreed to indemnify and hold harmless the other party, it’s affiliates and their respective directors, officers, employees, agents and subcontractors from and against, among other things, any action or threatened action, suit or proceeding arising out of or as a result of, the indemnifying party’s performance under the Agreement and against any and all claims, expenses, losses or damages (including reasonable attorneys’ fees) that result from the actions or inaction of the indemnifying party.

A copy of a joint Press Release, dated June 29, 2006, is attached as Exhibit 99.1 hereto.

Item 1.02. Termination of Entry into a Material Definitive Agreement.

On March 31, 2005, the Registrant and CitiMortgage, Inc. (“CitiMortgage”) entered into an Affiliation Agreement as described by an 8-K filed by the Registrant on April 8, 2005, which is incorporated herein by reference. The Affiliation Agreement was mutually terminated June 26, 2006 by both parties without further obligation by either party.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOUSERAISING, INC.

Date: July 3, 2006	By: /s/ Gregory J. Wessling
Gregory J. Wessling
Chairman and CEO

Exhibit Index

Exhibit No.	Exhibit Description

99.1	Joint Press Release dated June 29, 2006